Exhibit 99.1

PRESS RELEASE

Contact:

Monique Greer

720-540-5268

mgreer@allos.com

Allos Therapeutics Completes Enrollment in Randomized Phase 2b Trial of Pralatrexate in Patients with Advanced Non-Small Cell Lung Cancer

WESTMINSTER, Colo., July 7, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the completion of patient enrollment in the Company’s randomized Phase 2b clinical trial comparing pralatrexate to erlotinib (Tarceva®) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen.

“Advanced non-small cell lung cancer represents an area of high unmet medical need where we believe pralatrexate has the potential to offer a new treatment option,” said Pablo J. Cagnoni, M.D., chief medical officer of Allos Therapeutics. “We are pleased with the strong interest in this trial, having enrolled 201 patients in 18 months. The objective of this Phase 2b trial is to assess the treatment effect of pralatrexate in certain pre-specified subsets of patients with advanced non-small cell lung cancer where we believe the agent has the potential to provide clinical benefit.”

This randomized, open-label, international, multi-center Phase 2b trial was initiated in January 2008 and enrolled 201 patients. The objective of the trial is to compare the efficacy of pralatrexate to that of erlotinib in patients with Stage IIIB/IV NSCLC who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen, including subsets of light and heavy smokers, as well as current and former smokers. Per the protocol, the primary endpoint is overall survival. Response rate, progression-free survival and the safety and tolerability of pralatrexate will also be assessed. Patients were randomized 1:1 to receive either pralatrexate or erlotinib. Patients randomized to the pralatrexate arm received pralatrexate as an intravenous (IV) push administered on days 1 and 15 of a 28-day cycle. The initial dose of pralatrexate was 190 mg/m2. Patients randomized to the erlotinib arm received erlotinib 150 mg/day orally in a 28-day cycle. Patients in both arms received concurrent vitamin therapy of B12 and folic acid. The primary survival analysis will be performed when a pre-specified number of events have occurred in all randomized patients.

About Pralatrexate

Pralatrexate is a targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.

About Pralatrexate in the Treatment of Non-Small Cell Lung Cancer

Two prior clinical studies of pralatrexate in NSCLC formed the basis of the ongoing randomized Phase 2b study. An open-label, single-agent Phase 2 study of pralatrexate in patients with relapsed or refractory Stage IIIB or IV NSCLC at a dose of 135-150 mg/m2 demonstrated a response rate of 11%, a median time to progression of three months and a median survival time of 13.5 months. The most common grade 3 or 4 adverse event was stomatitis, which occurred in 21% of the patients. As a result of subsequent research that suggested supplementation of pralatrexate with folic acid and vitamin B12 may reduce the incidence of clinically significant stomatitis, the Company initiated a Phase 1 dose escalation study of pralatrexate with vitamin B12 and folic acid supplementation in patients with previously treated Stage IIIB/IV advanced NSCLC. In addition to establishing the dosing regimen for the current randomized Phase 2b study, clinically significant radiologic responses were observed.

About Lung Cancer

According to the American Cancer Society, lung cancer is the most common cause of cancer death among men and women in the United States. Approximately 159,390 Americans are expected to die from the disease in 2009 and an estimated 219,440 new cases of lung cancer will be diagnosed this year. Non-small cell lung cancer is the most common type of lung cancer, accounting for almost 80 percent of lung cancer cases. More people die of lung cancer than of breast, prostate and colorectal cancers combined.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s product candidate, pralatrexate, is a targeted antifolate designed to accumulate preferentially in cancer cells. In March 2009, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval to market pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. In May 2009, the FDA accepted the Company’s NDA for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. In addition, pralatrexate is being evaluated in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types. Allos currently retains exclusive worldwide rights to pralatrexate for all indications. For more information about Allos, visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to provide a new treatment option for patients with non-small cell lung cancer or any other type of cancer; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience delays in the completion of this Phase 2b trial, whether caused by competition, adverse events, regulatory issues or other factors; that clinical trials may not demonstrate that pralatrexate is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for pralatrexate will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for pralatrexate or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

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